UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

February 2, 2017

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MECHANICAL TECHNOLOGY, INCORPORATED

(Exact name of registrant as specified in charter)

New York	000-06890	14-1462255
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

325 Washington Avenue Extension, Albany, New York 12205

(Address of principal executive offices) (Zip Code)
(518) 218-2550

(Registrant’s telephone number, including area code)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

                (e) As Mechanical Technology, Incorporated (the “Company”) previously reported, on January 18, 2017, Kevin Lynch resigned as the Company’s President and Chief Executive Officer as well as Chairman of the Board.  On February 2, 2017, the Company and Mr. Lynch entered into a separation agreement (dated February 1, 2017) with respect to his resignation.  The separation agreement provides that, in exchange for the waiver of Mr. Lynch’s rights to bring suits against the Company and its affiliates and release of any and all claims against the Company and its affiliates, through June 30, 2017, Mr. Lynch will continue to receive his compensation as of the date of his resignation ($11,488.47 per bi-weekly pay, less all applicable deductions and withholdings) and compensation for his service as a Director of the Company and its affiliates.  The separation payments will cease if Mr. Lynch becomes employed on a full-time basis with a competitor of the Company.  The separation agreement also provides that if Mr. Lynch timely elects and is eligible for continued medical insurance coverage under COBRA, the Company will reimburse Mr. Lynch for the employer’s portion of the premium associated with such insurance coverage for the period from February 1, 2017 through December 31, 2017.  In addition, all outstanding, unvested Company stock options became fully vested on January 18, 2017, Mr. Lynch’s termination date.

                The separation agreement also contains confidentiality and non-disparagement provisions.

                A copy of the separation agreement is filed as Exhibit 10.25 hereto.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits
	Exhibit Number	Description
	10.25	Separation Letter Agreement between Mechanical Technology, Incorporated and Kevin G Lynch.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MECHANICAL TECHNOLOGY, INCORPORATED
Date: February 8, 2017	By:	/s/ FREDERICK W. JONES
	Name:	Frederick W. Jones
	Title:	President, Chief Executive Officer and Chief Financial Officer